Exhibit (h)
Main Street Capital Corporation
(a Maryland Corporation)
1,250,000 Shares of Common Stock
Par Value $0.01 per Share
Underwriting Agreement
May 28, 2009
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
As representative of the several Underwriters
        named in Schedule A
c/o BB&T Capital Markets
909 East Main Street
Richmond, VA 23219
Ladies and Gentlemen:
     Main Street Capital Corporation, a Maryland corporation (the “Company”) confirms its agreement with the underwriters listed on Schedule A, for whom BB&T Capital Markets, a division of Scott & Stringfellow, LLC (“BB&T”) is acting as representative (collectively, the “Underwriters”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly (the “Offering”), of the respective number of shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), set forth in Schedule A hereof, and with respect to the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 187,500 additional Common Shares to cover over-allotments, if any. The aforesaid 1,250,000 Common Shares (the “Firm Shares”) to be purchased by the Underwriters and all or any part of the 187,500 Common Shares subject to the option described in Section 2(b) hereof (the “Option Shares”) are collectively referred to as the “Shares.” The Company understands that the Underwriters propose to make a public offering of the Shares as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.
     The Company owns (i) 100% of the limited partnership interests in Main Street Mezzanine Fund, LP (the “Fund"), (ii) 100% of the equity interests of Main Street Mezzanine Management, LLC, the general partner of the Fund (the “General Partner"), and (iii) 100% of the equity interests of Main Street Capital Partners, LLC, the Fund’s manager and investment advisor (the “Investment Advisor"). The Company, the Fund, the General Partner and the Investment Advisor are collectively referred to as the “Main Street Entities.”
     Pursuant to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (collectively, the “1940 Act"), the Company has filed with the United States Securities and Exchange Commission (the “Commission") a Notification of Election to be Subject to Sections 55 through 65 of the 1940 Act filed on Form N-54A (File No.

814-00751) (the “BDC Election"), pursuant to which the Company elected to be treated as a business development company (“BDC”) under the 1940 Act. The Company has elected to be treated for federal income tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code").
     Pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “1933 Act"), the Company has prepared and filed with the Commission a registration statement on Form N-2 (File No. 333-155806), which registers the offer and sale of the Common Shares to be issued from time to time by the Company, including the Shares. The registration statement as amended, including the exhibits and schedules thereto, at the time it became effective, including any information contained in a prospectus subsequently filed with the Commission pursuant to Rule 497 under the 1933 Act and deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430C under the 1933 Act, any registration statement filed pursuant to Rule 462(b) under the 1933 Act, and any post-effective amendment thereto, is hereinafter referred to as the “Registration Statement.”
     The prospectus included in the Registration Statement at the time it became effective on May 1, 2009 is hereinafter referred to as the “Base Prospectus.” The Base Prospectus and the preliminary prospectus supplement, dated May 27, 2009, that was used prior to the execution and delivery of this Agreement and filed pursuant to Rule 497 under the 1933 Act relating to the Shares, is herein called the “Preliminary Prospectus.” The Company will file with the Commission in accordance with Rule 497, a final prospectus supplement (the “Prospectus Supplement”) supplementing the Base Prospectus in connection with the offer and sale of the Shares. The Base Prospectus and Prospectus Supplement are hereinafter referred to collectively as the “Prospectus.”
     The Preliminary Prospectus, together with the information set forth on Schedule B hereto (which information the Underwriters have informed the Company is being conveyed orally by the Underwriters to prospective purchasers at or prior to the Underwriters’ confirmation of sales of the Shares in the public offering) is hereinafter referred to as the “Disclosure Package.”
     All references in this Agreement to the Registration Statement, the Preliminary Prospectus, the Prospectus Supplement or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to either the Electronic Data Gathering Analysis and Retrieval System or Interactive Data Electronic Applications (collectively “IDEA”).
Section 1. Representations and Warranties of the Company.
     The Company represents and warrants to and agrees with each of the Underwriters, as of the date hereof, the Applicable Time (defined below), the Closing Time referred to in Section 2(c) hereof and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, as follows:

     (a) Compliance with Registration Requirements.
(i) The Company meets the requirements for use of Form N-2 under the 1933 Act. The Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or suspending the use of the Preliminary Prospectus or the Prospectus has been issued, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information with respect thereto has been complied with.
(ii) At the respective times the Registration Statement, and any post-effective amendment thereto, became effective and at the Closing Time, as hereinafter defined (and, if any Option Shares are purchased, at the Date of Delivery), the Registration Statement, and all amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act, and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Preliminary Prospectus, the Prospectus nor any amendment or supplement thereto, at the time the Preliminary Prospectus, the Prospectus or any such amendment or supplement was issued and at the Closing Time (and, if any Option Shares are purchased, at the Date of Delivery), included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, Preliminary Prospectus or Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter for use in the Registration Statement, Preliminary Prospectus or Prospectus, it being understood and agreed that the only such information furnished to the Company in writing by the Underwriters consists of the information described in Section 6(f) below.
(iii) The Disclosure Package as of the Applicable Time does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter or its representative expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters to the Company consists of the information described in Section 6(f) below. As used in this subsection and elsewhere in this Agreement, “Applicable Time” means 9:30 a.m. (Eastern Daylight Time) on May 28, 2009;

provided that, if, subsequent to the date of this Agreement, the Company and the Underwriters have determined that the Disclosure Package included an untrue statement of material fact or omitted a statement of material fact necessary to make the information therein not misleading, and have agreed, in connection with the public offering of the Shares, to provide an opportunity to purchasers to terminate their old contracts and enter into new contracts, then “Applicable Time” will refer to the information available to purchasers at the time of entry into the first such new contract. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter or its representative expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters to the Company consists of the information described in Section 6(f) hereof.
(iv) The Preliminary Prospectus when first filed under Rule 497 and as of its date complied in all material respects with the 1933 Act, and if filed by electronic transmission pursuant to IDEA (except as may be permitted by Regulation S-T under the 1933 Act), was substantially identical to the copy thereof delivered to the Underwriters for use in connection with this offering. The Prospectus Supplement when first filed under Rule 497 and as of its date complied in all material respects with the 1933 Act, and if filed by electronic transmission pursuant to IDEA (except as may be permitted by Regulation S-T under the 1933 Act), will be substantially identical to the copy thereof delivered to the Underwriters for use in connection with this offering.
     (b) Independent Accountant. Grant Thornton LLP, who has expressed its opinion with respect to certain of the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as a part of the Registration Statement and included in the Prospectus and the Disclosure Package, is an independent registered public accounting firm as required by the 1933 Act and the 1934 Act and the rules and regulations of the Public Company Accounting Oversight Board.
     (c) Expense Summary. The information set forth in the Prospectus and the Disclosure Package under the caption “Fees and Expenses” has been prepared in accordance with the requirements of Form N-2 and to the extent estimated or projected, such estimates or projections are believed to be reasonably based.
     (d) Preparation of the Financial Statements. The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus and the Disclosure Package present fairly the consolidated financial position of the Company, the Fund and the General Partner as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement. The financial data and financial information included in the

Prospectus and the Disclosure Package under the captions “Selected Financial Data” present fairly in all material respects the information shown therein and have been compiled on a basis consistent with the combined financial statements included in the Registration Statement. All disclosures contained in the Registration Statement, the Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable.
     (e) Internal Control Over Financial Reporting. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) and 15d-15(f) under the 1934 Act). The Company’s auditors and the Audit Committee of the Board of Directors have been advised of (1) any known significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the ability to record, process, summarize, and report financial data and (2) any known fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting; and such deficiencies or fraud will not result in a Material Adverse Effect (as defined below). The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting.
     (f) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the 1934 Act) that (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, (ii) will be evaluated for effectiveness as of the end of each fiscal quarter and fiscal year of the Company, and (iii) are effective to perform the functions for which they were established.
     (g) No Material Adverse Change. Except as otherwise disclosed in the Disclosure Package and the Prospectus, subsequent to the respective dates as of which information is given in the Disclosure Package and the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, net asset value, prospects, business or operations, whether or not arising from transactions in the ordinary course of business, of the Company, the Fund, the General Partner and the Investment Advisor, considered as one entity (any such change or effect, where the context so requires is called a “Material Adverse Change” or a “Material Adverse Effect"); (ii) the Company, the Fund, the General Partner and the Investment Advisor, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) except for regular distributions paid or declared by the Company to its stockholders consistent with past practice or any other distributions described in the Disclosure Package and the Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company, the Fund, the General Partner or the Investment Advisor.

     (h) Good Standing of the Company, the Fund, the General Partner and the Investment Advisor. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the state of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and the Disclosure Package and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
          The Fund is a limited partnership duly organized and validly existing as a limited partnership under the laws of the state of Delaware and is duly qualified as a foreign limited partnership to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
          Each of the General Partner and the Investment Advisor is a limited liability company that is duly formed and validly existing as a limited liability company under the laws of the State of Delaware and is duly qualified as a foreign limited liability company to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All of the issued and outstanding limited liability company interests and partnership interests of the General Partner and the Investment Advisor, and the Fund, respectively, have been duly authorized and validly issued, are fully paid and non-assessable and owned 100% by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.
     (i) Subsidiaries of the Company. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (i) 100% of the equity interests in the Fund, the General Partner, the Investment Advisor and Main Street Equity Interests, Inc. and (ii) those corporations or other entities described in the Disclosure Package and the Prospectus (each a “Portfolio Company” and collectively, the “Portfolio Companies").
     (j) Portfolio Companies. The Company or the Fund has duly authorized, executed and delivered agreements required to make the investments described in the Disclosure Package and the Prospectus (each a “Portfolio Company Agreement"). Except as otherwise disclosed in the Disclosure Package and the Prospectus, none of the Portfolio Companies is currently on non-accrual status.
     (k) Officers and Directors. Except as disclosed in the Prospectus and the Disclosure Package, no person is serving or acting as an officer or director of the Company except in accordance with the applicable provisions of the 1940 Act. Except as disclosed in the

Registration Statement, the Disclosure Package and the Prospectus, no director of the Company is (i) an “interested person” (as defined in the 1940 Act) of the Company or (ii) an “affiliated person” (as defined in the 1940 Act) of any Underwriter. For purposes of this Section 1(k), the Company shall be entitled to reasonably rely on representations from such officers and directors.
     (l) Business Development Company Election. The Company has filed the BDC Election and, accordingly, has duly elected to be subject to the provisions of Sections 55 through 65 of the 1940 Act. At the time the BDC Election was filed with the Commission, it (i) contained all statements required to be stated therein in accordance with, and complied in all material respect with the requirements of, the 1940 Act and (ii) did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company has not filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act, the BDC Election remains in full force and effect, and, to the Company’s knowledge, no order of suspension or revocation of the BDC Election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission. The operations of the Company are in compliance in all material respects with all applicable provisions of the 1940 Act and the rules and regulations of the Commission thereunder, including the provisions applicable to BDCs.
     (m) Authorization and Description of Common Shares. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus and the Disclosure Package as of the date thereof under the caption “Capitalization.” The Common Shares (including the Shares) conform in all material respects to the description thereof contained in the Prospectus and the Disclosure Package. All issued and outstanding Common Shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered and sold or exchanged by the Company in compliance with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding Common Shares of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company, nor does any person have any preemptive right of first refusal or other right to acquire any of the Shares covered by this Agreement. No shares of preferred stock of the Company have been designated, offered, sold or issued and none of such shares of preferred stock are currently outstanding. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options, restricted stock or other rights granted thereunder, set forth in the Prospectus and the Disclosure Package accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options, awards and rights. The Shares to be sold pursuant to this Agreement have been duly authorized by the Board of Directors of the Company consistent with the authorization of the Company’s stockholders adopted on June 17, 2008, and as required by the Company’s organizational documents and the 1940 Act, which authorization is in full force and effect and in accordance with Section 23(b) of the 1940 Act (subject to the provisions applicable to BDCs under, and pursuant to, Section 63 of the 1940 Act) and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable.

     (n) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Main Street Entities are in violation of or default under (i) their respective charter, by-laws, or any similar organizational document; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument, including any Portfolio Company Agreement to which they are a party or bound or to which any of the properties or assets are subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over them or any of their properties, as applicable, except with respect to clauses (ii) and (iii) herein, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No person has the right to act as an underwriter or as a financial advisor to the Company in connection with or by reason of the offer and sale of the Shares contemplated hereby.
     The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and by the Prospectus and the Disclosure Package (i) have been duly authorized by all necessary corporate action, have been effected in accordance with Section 23(b) of the 1940 Act (subject to the provisions applicable to BDCs under, and pursuant to Section 63 of the 1940 Act) and will not result in any violation of the provisions of the charter or bylaws of the Company, (ii) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, or require the consent of any other party to, any existing instrument, except for such conflicts, breaches, defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Effect and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the execution, delivery and performance of this Agreement by the Company or consummation of the transactions contemplated hereby and by the Prospectus and the Disclosure Package, except such as have already been obtained or made under the 1933 Act and the 1940 Act and such as may be required under any applicable state securities or blue sky laws or from the Financial Industry Regulatory Authority, Inc. (“FINRA”).
     (o) Material Agreements. Each material agreement required to be described in the Disclosure Package and Prospectus has been filed with the Commission (each such agreement, a "Material Agreement” and collectively, the “Material Agreements”) and has been accurately and fully described in all material respects. The Company has not sent or received notice of, or otherwise communicated or received communication with respect to, termination of any Material Agreement, nor has any such termination been threatened by any person.
     (p) Reserved.
     (q) Investment Adviser Status. None of the Main Street Entities are currently subject to registration as an investment adviser under the Investment Advisers Act of 1940, as amended.

     (r) Lock-Up Agreements. The Company has obtained for the benefit of the Underwriters the agreement (a “Lock-Up Agreement”), in the form set forth as Schedule D hereto from Vincent D. Foster, Todd A. Reppert, Rodger A. Stout, Curtis L. Hartman, Dwayne L. Hyzak, David L. Magdol, Michael Appling, Jr., Joseph E. Cannon, Arthur L. French, William D. Gutermuth, Jason B. Beauvais and Michael S. Galvan.
     (s) Intellectual Property Rights. The Main Street Entities own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as described in the Prospectus and the Disclosure Package; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. None of the Main Street Entities have received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the Company’s knowledge, none of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees or otherwise in violation of the rights of any persons.
     (t) All Necessary Permits, etc. The Main Street Entities each possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Effect.
     (u) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against the Main Street Entities, which is required to be disclosed in the Registration Statement, the Prospectus or the Disclosure Package (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which any Main Street Entity is a party or of which any of such Main Street Entity’s property or assets is the subject which are not described in the Registration Statement, the Prospectus or the Disclosure Package, including ordinary routine litigation incidental to the business, could not reasonably be expected to have a Material Adverse Effect.
     (v) Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement, the Prospectus or the Disclosure Package or to be filed as exhibits thereto by the 1933 Act that have not been so described and filed as required; provided, however, that the Company will file this Agreement in a post-effective amendment to the Registration Statement pursuant to Rule 462(d) under the 1933 Act.

     (w) Regulated Investment Company. The Company has been and is in compliance with the requirements of Subchapter M of the Code to qualify as a regulated investment company under the Code. The Company will direct the investment of the net proceeds of the offering of the Shares and continue to conduct its activities in such a manner as to comply with the requirements of Subchapter M of the Code.
     (x) Registered Management Investment Company Status. None of the Main Street Entities are, or after giving effect to the offering and sale of the Shares, will be a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are used under the 1940 Act.
     (y) Insurance. The Company and the Fund maintain insurance covering their properties, operations, personnel and business as the Company and the Fund deem adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and the Fund and their business; all such insurance is fully in force on the date hereof and will be fully in force at the time of purchase of the Shares.
     (z) Statistical, Demographic or Market-Related Data. Any statistical, demographic or market-related data included in the Registration Statement, the Disclosure Package or the Prospectus is based on or derived from sources that the Company believes to be reliable and accurate and all such data included in the Registration Statement, the Disclosure Package or the Prospectus accurately reflects the materials upon which it is based or from which it was derived.
     (aa) Investments. Save for those provided in the 1940 Act, the Code and the Small Business Investment Act of 1958 and the regulations promulgated thereunder (the “SBA Regulations”), there are no material restrictions, limitations or regulations with respect to the ability of the Company or the Fund to invest their assets as described in the Disclosure Package or the Prospectus.
     (bb) Tax Law Compliance. Each of the Main Street Entities has filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in the Prospectus and the Disclosure Package in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Main Street Entities (other than the Investment Advisor) has not been finally determined. The Company is not aware of any tax deficiency that has been or might be asserted or threatened against any of the Main Street Entities that could result in a Material Adverse Effect.
     (cc) Small Business Investment Company Status. The Fund is licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”). The Fund’s SBIC license is in good standing with the SBA and no adverse regulatory findings contained in any Examinations Reports prepared by the SBA regarding the Fund are outstanding or unresolved. The method of operation of the Fund will permit it to continue to meet the requirements for qualification as an SBIC.
     (dd) SBA Debentures. The Fund is eligible to sell securities guaranteed by the SBA in the amounts and on the terms described in the Disclosure Package and the Prospectus. The Fund is not in default under the terms of any debenture which it has issued to the SBA for guaranty by the SBA or any other material monetary obligation, and no event, which with the passage of time, notice or both has occurred, which would be a default or event of default thereunder.
     (ee) Distribution of Offering Materials. The Company has not distributed and will not distribute any offering material in connection with the offering and sale of the Shares other than the Registration Statement, the Prospectus or the Disclosure Package.
     (ff) Absence of Registration Rights. Except as disclosed in the Prospectus and the Disclosure Package, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act.
     (gg) Nasdaq Global Select Market. The Common Shares are registered pursuant to Section 12(b) of the 1934 Act and have been approved for quotation on the Nasdaq Global Select Market (“NASDAQ”) and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the 1934 Act or delisting the Common Shares from the NASDAQ, nor has the Company received any notification that the Commission or the NASDAQ is contemplating terminating such registration or listing. The Company has continued to satisfy, in all material respects, all requirements for listing the Common Shares for trading on the NASDAQ.
     (hh) No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares.
     (ii) Material Relationship with the Underwriters. Except as disclosed in the Disclosure Package and the Prospectus, none of the Main Street Entities have any material lending or other relationship with a bank or lending institution affiliated with any of the Underwriters.
     (jj) No Unlawful Contributions or Other Payments. None of the Main Street Entities nor, to the Company’s knowledge, any employee or agent of the Main Street Entities, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Prospectus and the Disclosure Package.

     (kk) No Outstanding Loans or Other Indebtedness. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company, except as disclosed in the Prospectus and the Disclosure Package.
     (ll) Compliance with Laws. Each of the Main Street Entities (i) is conducting its business in compliance with all laws, rules, regulations, decisions, directives and orders except for such failure to comply which would not reasonably be expected to result in a Material Adverse Effect and (ii) is conducting its business in compliance in all material respects with the applicable requirements of the SBA and the 1940 Act.
     (mm) Compliance with the Sarbanes-Oxley Act of 2002. The Company and, to its knowledge, its officers and directors (in such capacity) are in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the Commission’s published rules promulgated thereunder that are applicable to the Company as of the date hereof.
     (nn) Anti-Money Laundering, Foreign Corrupt Practices Act Compliance. The operations of the Main Street Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, also known as the Bank Secrecy Act, the USA Patriot Act, the money laundering statues of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity having jurisdiction over the Main Street Entities (collectively, the “Money Laundering Laws”) and no proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any Main Street Entity with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened. No Main Street Entity, or, to the knowledge of the Company, any director, officer, partner, manager, employee or affiliate of any Main Street Entity has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment of funds to any Main Street Entity or received or retained funds in violation of any such law, rule or regulation.
     (oo) No Sanctions by the Office of Foreign Assets Control. None of the Main Street Entities nor, to the knowledge of the Company, any director, officer, employee or affiliate of the Main Street Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the OFAC.

     (pp) Certificates. Any certificate signed by any officer of the Company and delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.
Section 2. Sale and Delivery to Underwriters; Closing.
     (a) Firm Shares. On the basis of the representations, warranties and covenants contained herein and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price of $11.495 per share (representing a public offering price of $12.10 per share, less an underwriting discount of $0.605 per share), the number of Firm Shares set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Firm Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.
     (b) Option Shares. In addition, on the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional 187,500 Common Shares in the aggregate, at the price per share set forth in Section 2(a) above, less an amount equal to any dividend paid by the Company and payable on any Firm Shares and not payable on such Option Shares. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Firm Shares upon notice by the Underwriters to the Company setting forth the number of Option Shares as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Shares. Any such time and date of delivery (the “Date of Delivery”) shall be determined by the Underwriters, but shall not be later than seven (7) full business days and no earlier than three (3) full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Shares, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Shares then being purchased which the number of Firm Shares set forth in Schedule A opposite the name of such Underwriter bears to the total number of Firm Shares, subject in each case to such adjustments as BB&T in its discretion shall make to eliminate any sales or purchases of a fractional number of Option Shares plus any additional number of Option Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.
     (c) Payment. Payment of the purchase price for, and delivery of certificates, if any, for the Firm Shares shall be made at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, NW, Washington, D.C. 20004, or at such other place as shall be agreed upon by the Underwriters and the Company, at 10:00 a.m. (Eastern Daylight Time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern Daylight Time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten (10) business days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called "Closing Time”). In addition, in the event that any or all of the Option Shares are purchased by the Underwriters, payment of the purchase price for such Option Shares shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Underwriters and the Company, on the Date of Delivery as specified in the notice from the Underwriters to the Company.
          Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Underwriters for the respective accounts of the Underwriters of the Shares to be purchased by them. It is understood that each Underwriter has authorized BB&T, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Firm Shares and the Option Shares, if any, which it has agreed to purchase. BB&T, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Firm Shares or the Option Shares, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.
     (d) Denominations; Registration. Certificates for the Firm Shares and the Option Shares, if any, shall be in such denominations and registered in such names as the Underwriters may request in writing at least two (2) full business days before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Firm Shares and the Option Shares, if the Company determines to issue any such certificates, will be made available for examination and packaging by the Underwriters in Washington, D.C. no later than 10:00 a.m. (Eastern Daylight Time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be. The Firm Shares and the Option Shares to be purchased hereunder shall be delivered at the Closing Time or the Date of Delivery, as the case may be, through the facilities of the Depository Trust Company or another mutually agreeable facility, against payment of the purchase price therefore in immediately available funds to the order of the Company.
Section 3. Covenants.
     The Company agrees with each Underwriter as follows:
     (a) Compliance with Securities Regulations and Commission Requests. The Company, subject to clause (ii) of this Section 3(a), will comply with the requirements of Rule 430C, and will notify the Underwriters as soon as practicable, and, in the cases clauses (ii)-(iv) of this Section 3(a), confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Prospectus, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings required by Rule 497 and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 497 was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement pursuant to Section 8(d) of the 1933 Act, and, if any such stop order is issued, to obtain the lifting thereof at the earliest possible moment.
     (b) Filing of Amendments. The Company will give the Underwriters notice of its intention to file or prepare any amendment to the Registration Statement, or any supplement or revision to either the Preliminary Prospectus or to the Prospectus, and will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Underwriters or counsel for the Underwriters shall reasonably object.
     (c) Delivery of Registration Statements. The Company has furnished or will deliver to the Underwriters and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Underwriters, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to IDEA, except to the extent permitted by Regulation S-T.
     (d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of the Preliminary Prospectus (and will deliver as many copies of the Prospectus) as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to IDEA, except to the extent permitted by Regulation S-T.
     (e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act so as to permit the completion of the distribution of the Shares as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Shares, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act, the Company will promptly prepare and file with the Commission, subject to

Section 3(a)(ii), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.
     (f) Amendments or Supplements to the Disclosure Package. If there occurs an event or development as a result of which the Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will promptly notify the Underwriters so that any use of the Disclosure Package may cease until it is amended or supplemented (at the sole cost and expense of the Company).
     (g) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Underwriters may designate and to maintain such qualifications in effect so long as required for the distribution of the Shares; provided, however, that the foregoing shall not apply to the extent that the Shares are “covered securities” that are exempt from state regulation of securities offerings pursuant to Section 18 of the 1933 Act; and provided, further, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (h) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable, but in any event not later than 16 months after the date hereof, an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.
     (i) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Shares in the manner specified in the Prospectus and the Disclosure Package under “Use of Proceeds.”
     (j) Listing. The Company will use its reasonable best efforts to cause the Shares to be duly authorized for listing on the NASDAQ, prior to the date the Shares are issued.
     (k) Restriction on Sale of Shares. During a period of 60 days from the date of the Prospectus Supplement (the “Lock-Up Period”), the Company will not, without the prior written consent of BB&T (which will not be unreasonably withheld), (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The restrictions in this Section shall not apply to (A) the Shares to be sold hereunder, (B) the Common Shares issued pursuant to the Company’s Dividend Reinvestment Plan or (C) any options or Common Shares granted or withheld pursuant to the stock option, stock bonus, restricted stock or other stock plan or arrangements referred to in the Prospectus.
     (l) Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act.
     (m) Subchapter M. The Company has elected to be taxed as a regulated investment company, and will use its best efforts to maintain qualification as a regulated investment company under Subchapter M of the Code.
     (n) No Manipulation of Market for Shares. Except for the authorization of actions permitted to be taken by the Underwriters as contemplated herein or in the Prospectus, the Company will not take, directly or indirectly, any action designed to cause or to result in, or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares in violation of federal or state securities laws.
     (o) Reserved
     (p) Continued Compliance with SBA Requirements. The Fund will continue to comply with the requirements for qualification as an SBIC, which is eligible to borrow from the SBA as described in the Prospectus.
The Underwriters covenant to the Company as follows:
     (q) FINRA No Objection Letter. The Underwriters agree to use their best efforts to obtain a no objection letter from the FINRA regarding the fairness and reasonableness of the underwriting terms and arrangements.
Section 4. Payment of Expenses.
     (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Shares, (iii) the preparation, issuance and delivery of the certificates for the Shares, if any, to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisers, (v) the printing and delivery to the Underwriters of copies of the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses of any transfer agent or registrar for the Shares, (vii) the filing fees incident to the review by the FINRA of the terms of the sale of the Shares, (viii) the fees and expenses incurred in connection with the listing of the Shares on the NASDAQ, and (ix) the transportation, lodging, graphics and other expenses of the Company and its officers related to the preparation for and participation by the Company and its officers in the road show.
     (b) Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5 or Section 9(a) hereof, the Company shall reimburse, or arrange for an affiliate to reimburse, the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
Section 5. Conditions of Underwriters’ Obligations.
     The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:
     (a) Effectiveness of Registration Statement. The Registration Statement shall be effective and at the Closing Time (and at the Date of Delivery) no stop order or other temporary or permanent order or decree (whether under the 1933 Act or otherwise) suspending the effectiveness of the Registration Statement or the use of the Prospectus shall have been issued or otherwise be in effect, and no proceedings with respect to either shall have been initiated or, to the Company’s knowledge, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. The Prospectus shall have been filed with the Commission in accordance with Rule 497.
     (b) Opinions of Counsel for the Company. At Closing Time, the Underwriters shall have received the opinion, dated as of Closing Time, from Sutherland Asbill & Brennan LLP, counsel for the Company, as to matters set forth in Schedule C hereto.
     (c) Opinion of Counsel for Underwriters. At Closing Time, the Underwriters shall have received the favorable opinion, dated as of Closing Time, from Bass, Berry & Sims PLC, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the Registration Statement, the Prospectus and other related matters as the Underwriters may reasonably require. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of Tennessee and the federal law of the United States, upon the opinions of counsel satisfactory to the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.
     (d) Officers’ Certificate. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, any Material Adverse Change or any development involving a prospective Material Adverse Change, and the Underwriters shall have received a certificate of a duly authorized officer of the Company and of the chief financial or chief accounting officer of the Company dated as of Closing Time, to the effect that (i) there has been no such Material Adverse Change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement, pursuant to Section 8(d) of the 1933 Act, has been issued and no proceedings for any such purpose have been instituted or, to the knowledge of the Company, are pending or are contemplated by the Commission.
     (e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from Grant Thornton LLP a letter, dated such date, in form and substance satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.
     (f) Bring-down Comfort Letter. At Closing Time, the Underwriters shall have received from Grant Thornton LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(e) of this Agreement.
     (g) No Objection. The FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.
     (h) Lock-Up Agreements. The Company shall have procured for the benefit of the Underwriters Lock-Up Agreements, in the form of Schedule D attached hereto, from Vincent D. Foster, Todd A. Reppert, Rodger A. Stout, Curtis L. Hartman, Dwayne L. Hyzak, David L. Magdol, Michael Appling, Jr., Joseph E. Cannon, Arthur L. French, William D. Gutermuth, Jason B. Beauvais and Michael S. Galvan.
     (i) Additional Documents. At Closing Time and at each Date of Delivery, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

     (j) Reserved.
     (k) Conditions to Purchase of Option Shares. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Shares, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company hereunder shall be true and correct as of the Date of Delivery and, at the Date of Delivery, the Underwriters shall have received:
(i) Officers’ Certificates. Certificates, dated the Date of Delivery, of a duly authorized officer of the Company, of the chief financial or chief accounting officer of the Company confirming that the information contained in the certificate delivered by each of them at the Closing Time pursuant to Section 5(d) hereof remains true and correct as of the Date of Delivery.
(ii) Opinions of Counsel for the Company. The opinion of Sutherland Asbill & Brennan LLP, acting as counsel for the Company dated the Date of Delivery, relating to the Option Shares to be purchased on the Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.
(iii) Opinion of Counsel for the Underwriters. The opinion of Bass, Berry & Sims PLC, counsel for the Underwriters, dated the Date of Delivery, relating to the Option Shares to be purchased on the Date of Delivery and otherwise to the same effect as the opinion required by Section 5(c) hereof.
(iv) Bring-down Comfort Letter. A letter from Grant Thornton LLP in form and substance satisfactory to the Underwriters and dated the Date of Delivery, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(f) hereof.
     (l) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Shares, on the Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Shares, may be terminated by the Underwriters by notice to the Company at any time at or prior to Closing Time or the Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Section 1, Section 6, Section 7, Section 8 and Section 12 shall survive any such termination and remain in full force and effect.
Section 6. Indemnification.
     (a) Indemnification of Underwriters. The Company agrees to indemnify, defend and hold harmless each Underwriter, its partners, directors, officers and employees, and any person who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and the successors and assigns of all of the foregoing persons, from and against:

(i) any and all loss, damage, expense, liability or claim whatsoever (including the reasonable cost of any investigation incurred in connection therewith) which, jointly or severally, any such Underwriter or any such person may incur under the 1933 Act, the 1934 Act, the 1940 Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any untrue statement or alleged untrue statement of a material fact included in the Disclosure Package or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(ii) against any and all loss, damage, expense, liability or claim whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arises out of or is based upon any such untrue statement or omission referred to in clause (i); provided that (subject to Section 6(e) below) any such settlement is effected with the written consent of the Company; and
(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by BB&T), reasonably incurred in investigating, preparing or defending against any actual or threatened litigation (including the fees and disbursements of counsel chosen by BB&T), or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above.
Notwithstanding the foregoing, the indemnification provisions set forth in this Section 6(a) shall not apply to any loss, damage, expense, liability or claim to the extent arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through BB&T or its counsel expressly for use in the Registration Statement (or any amendment thereto), the Disclosure Package or the Prospectus (or any amendment or supplement thereto), it being understood and agreed upon that the only such information furnished by any Underwriter consists of the information set forth in Section 6(f) below. Moreover, that the Company will not be liable to any Underwriter with respect to the Prospectus and the Disclosure Package to the extent that the Company shall sustain the burden of proving that any such loss, damage, expense, liability or claim resulted from the fact that such Underwriter, in contravention of a requirement of this Agreement or applicable law, sold Shares to a person to whom such Underwriter failed to send or give, at or prior to the Closing Time, a copy of the Prospectus, as then amended or supplemented if: (i) the Company shall have previously furnished copies of the Prospectus (sufficiently in advance of the Closing Time to allow for distribution by the Closing Time) to the Underwriter and the loss, damage, expense, liability or claim against such Underwriter resulted from an untrue statement or omission of a material fact contained in or omitted from the Disclosure Package which was corrected in the Prospectus prior to the Closing Time and such Prospectus was required by law to be delivered at or prior to the written confirmation of sale to such person and (ii) such failure to give or send such Prospectus by the Closing Time to the party or parties asserting such loss, damage, expense, liability or claim would have constituted a defense to the claim asserted by such person.
     (b) Indemnification of the Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, damage, expense, liability or claim described in Section 6(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), the Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through BB&T or its counsel expressly for use in the Registration Statement (or any amendment thereto) or the Disclosure Package or the Prospectus (or any amendment or supplement thereto), it being understood and agreed upon that the only such information furnished by any Underwriter consists of the information set forth in Section 6(f) below.
     (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a), counsel to the indemnified parties shall be selected by BB&T, and, in the case of parties indemnified pursuant to Section 6(b), counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
     (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, prior to the date of such settlement, (1) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable, and (2) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.
     (e) Limitations on Indemnification. Any indemnification by the Company shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and 1940 Act Release 11330.
     (f) Information Provided By Underwriters. The Company and the Underwriters acknowledge and agree that (i) the concession and reallowance figures appearing in the “Underwriting” section under the caption “Underwriting Discounts” in the Prospectus; (ii) the information appearing in the “Underwriting” section under the caption “Price Stabilization, Short Positions and Penalty Bids” and “Passive Market Making Pursuant to Regulation M” in the Prospectus; and (iii) the list of Underwriters and their respective participation in the sale of the Shares in the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Prospectus.
Section 7. Contribution.
     If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters (whether from the Company or otherwise), in each case as set forth on the cover of the Prospectus Supplement bear to the aggregate public offering price of the Shares as set forth on such cover.
     The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
     No Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section 7, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director and officer of the Company and each person, if any, who controls the Company, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Firm Shares set forth opposite their respective names in Schedule A hereto and not joint.
     Any contribution by the Company shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act and 1940 Act Release 11330.
Section 8. Representations and Warranties to Survive Delivery.
     All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Company, and shall survive delivery of the Shares to the Underwriters.
Section 9. Termination of Agreement.
     (a) Termination; General. The Underwriters may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the date of the Prospectus Supplement, any Material Adverse Change whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any material outbreak of hostilities or material escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, or (iii) if trading in the Common Shares of the Company has been suspended or materially limited by the Commission or the NASDAQ, or if trading generally on the New York Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the NASDAQ or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York state authorities.
     (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Section 1, Section 6, Section 7, Section 8, Section 11, Section 12 and Section 13 shall survive such termination and remain in full force and effect.
Section 10. Default by One or More of the Underwriters.
     (a) If one or more of the Underwriters shall fail at Closing Time or the Date of Delivery to purchase the Shares which it or they are obligated to purchase under this Agreement (the “Defaulted Shares”), the Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Shares in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 24-hour period, then:
(i) if the number of Defaulted Shares does not exceed 10% of the number of Shares to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or
(ii) if the number of Defaulted Shares exceeds 10% of the number of Shares to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Shares to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Underwriter.
     (b) No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.
     (c) In the event of any such default which does not result in a termination of this Agreement or, in the case of the Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Shares, as the case may be, either the Underwriters or the Company shall have the right to postpone the Closing Time or the Date of Delivery, as the case may be, for a period not exceeding seven (7) days in order to effect any required changes in the Registration Statement or Prospectus Supplement or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.
Section 11. Notices.
     All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Underwriters:	with a copy to:

BB&T Capital Markets	Bass, Berry & Sims PLC
909 East Main Street	100 Peabody Place, Suite 900
Richmond, VA 23219	Memphis, Tennessee 38103
Facsimile: (804) 780-3250	Facsimile: (901) 543-5999
Attention: Patrick A. O’Shea	Attention: John A. Good, Esq.

If to the Company:	with a copy to:

Main Street Capital Corporation	Sutherland Asbill & Brennan LLP
1300 Post Oak Boulevard, Suite 800	1275 Pennsylvania Avenue
Houston, Texas 77056	Washington, D.C. 20004

Facsimile: (713) 350-6042	Facsimile: (202) 637-3593
Attention: Vincent Foster	Attention: Harry S. Pangas, Esq.
Any party hereto may change the address for receipt of communications by giving written notice to the others.
Section 12. Parties.
     This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company, and their respective partners and successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company, and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company, and their respective partners and successors, and said controlling persons and officers, directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Shares from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
Section 13. No Fiduciary Obligation.
     The Company acknowledges and agrees that each of the Underwriters have acted, and are acting, solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the offering of the Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Underwrites have not advised, and are not advising, the Company or any other person as to any legal, tax, investment, accounting or regulatory matter in any jurisdiction with respect to the transactions contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions has been and will be performed solely for the benefit of the Underwriters and have not been and shall not be on behalf of the Company or any other person. It is understood that the offering price was arrived at through arm’s-length negotiations between the Underwriters and the Company, and that such price was not set or otherwise determined as a result of expert advice rendered to the Company by any Underwriter. The Company acknowledges and agrees that the Underwriters are collectively acting as an independent contractor, and any duty of the Underwriters arising out of this Agreement and the transactions completed hereby shall be contractual in nature and expressly set forth herein. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges that the Underwriters may have financial interests in the success of the offering contemplated hereby that are not limited to the difference between the price to the public and the purchase price paid to the Company by the Underwriters for the Shares.

Section 14. Governing Law and Time.
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE. UNLESS OTHERWISE EXPLICITLY PROVIDED, SPECIFIED TIMES OF DAY REFER TO ESTERN STANDARD TIME.
Section 15. Effect of Headings.
     The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company and the Underwriters and in accordance with its terms.

Very truly yours, Main Street Capital Corporation
By:	/s/ Vincent D. Foster
	Name:	Vincent D. Foster
	Title:	Chief Executive Officer

Confirmed and Accepted,
      as of the date first above written:
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
By: BB&T Capital Markets, a division of Scott & Stringfellow, LLC

By:	/s/ James A. Tyler Jr.
	Name:	James A. Tyler Jr.
	Title:	Senior Vice President

For itself and on behalf of the other
      Underwriters named in Schedule A hereto.

SCHEDULE A

Number of
Name of Underwriter	Firm Shares
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	437,500
Morgan Keegan & Company, Inc.	375,000
SMH Capital Inc.	187,500
Janney Montgomery Scott LLC	125,000
Ladenburg Thalmann & Co. Inc.	125,000

Total	1,250,000

SCHEDULE B
Members of the Underwriters’ selling group orally communicated the following information to their respective customers:
Main Street Capital Corporation proposes to sell 1,250,000 shares of common stock to the Underwriters (1,437,500 shares including the underwriters’ over-allotment option).
The purchase price for the common shares will be $11.495 per share, which represents a price to the public of $12.10 per share, less an underwriting discount of $0.605 per share.
The estimated net proceeds before expenses to Main Street Capital Corporation will be $14,368,750 (or $16,524,062 with the full exercise of the over-allotment option).